Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 20, 2009

BY AND AMONG

COMPREHENSIVE CARE CORPORATION,

COMPCARE ACQUISITION, INC.,

AND

CORE CORPORATE CONSULTING GROUP, INC.

Schedules

Company Disclosure Schedule

Parent Disclosure Schedule

*	Schedules have been omitted and will be furnished to the Securities and Exchange Commission upon request.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 20, 2009 (this “Agreement”), by and among Comprehensive Care Corporation, a Delaware corporation (“Parent”), CompCare Acquisition, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”) and Core Corporate Consulting Group, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have declared advisable, approved and adopted this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each of Parent, Merger Sub and the Company agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Usage. Unless the context of this Agreement otherwise requires, (a) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (b) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (d) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; (e) any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; and (f) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement.

Section 1.2 Certain Defined Terms. For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person. As used in this definition, “Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise.

“Agreement” has the meaning ascribed to such term in the Preamble to this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

“Certificate” has the meaning ascribed to such term in Section 2.8(e) of this Agreement.

“Certificate Amendment” has the meaning ascribed to such term in Section 2.2(b)(v) of this Agreement.

“Certificate of Merger” has the meaning ascribed to such term in Section 2.3 of this Agreement.

“Closing” has the meaning ascribed to such term in Section 2.2(a) of this Agreement.

“Closing Certificate” has the meaning ascribed to such term in Section 2.9(a) of this Agreement.

“Closing Date” has the meaning ascribed to such term in Section 2.1 of this Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to such term in the Preamble to this Agreement.

“Company Class A Common Stock” has the meaning ascribed to such term in Section 2.8(a)(ii) of this Agreement.

“Company Class B Common Stock” has the meaning ascribed to such term in Section 2.8(a)(i) of this Agreement.

“Company Common Stock” has the meaning ascribed to such term in Section 2.8(a)(ii) of this Agreement.

“Company Disclosure Schedule” has the meaning ascribed to such term in Article III of this Agreement.

“Company Employee Plans” has the meaning ascribed to such term in Section 3.14(a) of this Agreement.

“Company Preferred Stock” has the meaning ascribed to such term in Section 3.3(a) of this Agreement.

“Company Material Adverse Effect” shall mean any change, event, occurrence or development which (a) has a material adverse effect on the assets, Liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, other than changes, events, occurrences or developments arising out of, resulting from or attributable to: (i) changes in conditions in the United States of America or global economy or capital or financial markets generally, including changes in interest or exchange rates; (ii) changes in general legal, regulatory, political, economic or business conditions, including, without limitation, changes in laws, regulations or interpretations thereof by Governmental Entities, or changes in generally accepted accounting principles that, in each case, generally affect the industry in which the Company operates; (iii) any matter set forth in the Company Disclosure Schedule, except to the extent of any new material developments that arise after the date hereof; provided that, in the case of clauses (i) through (iii) above, such changes, occurrences or conditions do not disproportionately affect the Company and its Subsidiaries taken as a whole, relative to other Persons operating in the industries in which the Company and its Subsidiaries operate; (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof; (v) the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; (vi) the initiation of any litigation by any shareholder of the Company relating to this Agreement or the Merger; or (vii) the effect of any development (including any statement or motion by any adversary or Third Party) with respect to any Legal Proceeding set forth in Section 3.10 of the Company Disclosure Schedule, except for a final judgment adverse to the Company which results in a Liability that materially and adversely affects the assets, Liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (b) directly or indirectly, prevents or materially impairs or delays the ability of the Company to consummate the Merger.

“Company Owned Shares” has the meaning ascribed to such term in Section 2.8(d) of this Agreement.

“Consent” has the meaning ascribed to such term in Section 3.5(b) of this Agreement.

“Core Purchased Shares” has the meaning ascribed to such term in Section 2.2(b)(ii) of this Agreement.

“Delaware Court” has the meaning ascribed to such term in Section 5.6 of this Agreement.

“DGCL” has the meaning ascribed to such term in the Recitals to this Agreement.

“Dissenting Shares” has the meaning ascribed to such term in Section 2.10 of this Agreement.

“Effective Time” has the meaning ascribed to such term in Section 2.3 of this Agreement.

“Environmental Law” means any and all applicable Laws, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, relating to the protection of the environment (including, without limitation, ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed to such term in Section 3.14(a) of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning ascribed to such term in Section 2.9(b) of this Agreement.

“Exchange Fund” has the meaning ascribed to such term in Section 2.9(c) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including, without limitation, petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“Intellectual Property” shall mean all copyrights, patents, trademarks and service marks, trade names, domain names, trade secrets and other confidential or proprietary information and any applications and registrations therefor.

“Knowledge” or any similar phrase shall mean, with respect to the Company or Parent, the actual knowledge of the executive officers of the Company or Parent, as the case may be.

“Laws” shall mean any laws, statutes, ordinances, regulations, rules and orders of any Governmental Entity.

“Leased Real Property” has the meaning ascribed to such term in Section 3.16(b) of this Agreement.

“Leases” has the meaning ascribed to such term in Section 3.16(b) of this Agreement.

“Legal Proceeding” means any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Entity.

“Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise).

“Material Contracts” has the meaning ascribed to such term in Section 3.9 of this Agreement.

“Merger” has the meaning ascribed to such term in the Recitals to this Agreement.

“Merger Consideration” has the meaning ascribed to such term in Section 2.8(a)(ii) of this Agreement.

“Merger Sub” has the meaning ascribed to such term in the Preamble to this Agreement.

“Orders” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law.

“Parent” has the meaning ascribed to such term in the Preamble to this Agreement.

“Parent Balance Sheet” has the meaning ascribed to such term in Section 4.8 of this Agreement.

“Parent Common Stock” has the meaning ascribed to such term in Section 2.8(a)(ii) of this Agreement.

“Parent Convertible Debt Instrument” shall mean a promissory note or debenture which is convertible into shares of Parent Common Stock.

“Parent Disclosure Schedule” has the meaning ascribed to such term in Article IV of this Agreement.

“Parent Employee Plans” has the meaning ascribed to such term in Section 4.14(a) of this Agreement.

“Parent Leased Real Property” has the meaning ascribed to such term in Section 4.14(b) of this Agreement.

“Parent Leases” has the meaning ascribed to such term in Section 4.14(b) of this Agreement.

“Parent Material Adverse Effect” shall mean any change, event, occurrence or development which, (a) has a material adverse effect on the assets, Liabilities, business, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole, other than changes, events, occurrences or developments arising out of, resulting from or attributable to: (i) changes in conditions in the United States of America or global economy or capital or financial markets generally, including changes in interest or exchange rates; (ii) changes in general legal, regulatory, political, economic or business conditions, including, without limitation, changes in laws, regulations or interpretations thereof by Governmental Entities, or changes in generally accepted accounting principles that, in each case, generally affect the industry in which the Parent operates; (iii) any matter set forth in the Parent Disclosure Schedule, except to the extent of any new material developments that arise after the date hereof; provided that, in the case of clauses (i) through (iii) above, such changes, occurrences or conditions do not disproportionately affect Parent and its Subsidiaries taken as a whole, relative to other Persons operating in the industries in which Parent and its Subsidiaries operate; (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof; (v) the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; (vi) the initiation of any litigation by any shareholder of Parent relating to this Agreement or the Merger; or (vii) the effect of any development (including any statement or motion by any adversary or Third Party) with respect to any Legal Proceeding set forth in Section 4.12 of the Parent Disclosure Schedule, except for a final judgment adverse to the Parent which results in a Liability that materially and adversely affects the assets, Liabilities, business, results of operations or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole, or (b) directly or indirectly, prevents or materially impairs or delays the ability of Parent or Merger Sub to consummate the Merger.

“Parent Material Contracts” has the meaning ascribed to such term in Section 4.10 of this Agreement.

“Parent Option” shall mean an option to purchase shares of Parent Common Stock.

“Parent Series A Preferred Stock” shall mean Series A Preferred Stock, par value $50.00 per share, of Parent.

“Parent Series B-1 Preferred Stock” has the meaning ascribed to such term in Section 2.8(a)(i) of this Agreement.

“Parent Series B-2 Preferred Stock” has the meaning ascribed to such term in Section 2.8(a)(i) of this Agreement.

“Parent Warrant” shall mean a warrant to purchase shares of Parent Common Stock.

“Permitted Encumbrances” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, and (c) such other Liens that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including without limitation, a Governmental Entity.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” has the meaning ascribed to such term in Section 4.6 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall mean, with respect to any party, any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the outstanding voting securities or other equity interests are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Surviving Corporation” has the meaning ascribed to such term in Section 2.1 of this Agreement.

“Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, capital, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, unemployment, excise, stamp, property, alternative or add-on minimum, capital stock, estimated, social security (or similar), and value added taxes, and (b) all interest, penalties, fines, additions to tax or additional amounts imposed on or with respect to any amount described in clause (a).

“Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of any Taxes.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.

Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”). Following the Merger, the Surviving Corporation shall be a wholly-owned Subsidiary of Parent.

Section 2.2 Closing.

(a) Closing Date. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Pacific time, on January 20, 2009 at the offices of Paul, Hastings, Janofsky & Walker LLP, 695 Town Center Drive, 17th Floor, Costa Mesa, CA 92626, or at such other location or time and date that the parties hereto agree in writing. The date on which the Closing actually occurs (in accordance with the foregoing sentence) is referred to in this Agreement as the “Closing Date.”

(b) Deliveries at the Closing. At the Closing, the following Persons shall deliver or cause to be delivered the following:

(i) The Company shall deliver to Parent the Merger Certificate, duly executed by the Company;

(ii) The Company shall deliver to Parent a duly executed copy of the Stock Purchase Agreement, dated as of January 16, 2008, between the Company and Woodcliff Healthcare Investment Partners LLC (the “Woodcliff Agreement”), with respect to the purchase by the Company from Woodcliff of 14,400 shares of Parent Series A Preferred Stock and 1,739,130 shares of Parent Common Stock (collectively, the “Core Purchased Shares”);

(iii) The Company shall deliver to Parent a copy of (A) the text of the resolutions adopted by the board of directors of the Company approving the Merger and this Agreement, (B) the text of the resolutions adopted by the stockholders of the Company approving and adopting the Merger and this Agreement and (C) the certificate of incorporation, as amended, and bylaws, as amended, of the Company, along with a certificate executed on behalf of the Company by its corporate secretary certifying to Parent that (1) such copies are true, correct and complete copies of such resolutions, certificate of incorporation, as amended, and bylaws, as amended, respectively, and that such resolutions, certificate of incorporation, as amended, and bylaws, as amended, were duly adopted and have not been amended, modified or rescinded and (2) that the stockholders of the Company constituting the requisite approval of stockholders as required by the DGCL and the certificate of incorporation, as amended, and bylaws, as amended, have approved and adopted the Merger and this Agreement;

(iv) Parent shall deliver to the Company a copy of (A) the text of the resolutions adopted by the board of directors of Parent approving the Merger and this Agreement, (B) the text of the resolutions adopted by the sole stockholder of Merger Sub approving and adopting the Merger and this Agreement, (C) the text of the resolutions adopted by the board of directors of Parent approving and adopting the Certificate Amendment, (D) the written consent of the stockholders of Parent approving and adopting the Certificate Amendment, and (E) the certificate of incorporation, as amended, and bylaws, as amended, of Parent and Merger Sub, along with a certificate executed on behalf of Parent by its corporate secretary certifying to the Company that (1) such copies are true, correct and complete copies of such resolutions, consents, certificate of incorporation, as amended, and bylaws, as amended, respectively, and that such resolutions, certificate of incorporation, as amended, and bylaws, as amended, were duly adopted and have not been amended, modified or rescinded and (2) that the stockholders of the Company constituting the requisite approval of stockholders as required by the DGCL and the certificate of incorporation, as amended, and bylaws, as amended, have approved and adopted the Certificate Amendment

(v) Parent shall deliver to the Company a duly executed copy of the Certificate of Designations setting forth the rights, preferences and privileges of the Parent Series B-1 Preferred Stock and the Parent Series B-2 Preferred Stock, as filed with the Secretary of State of the State of Delaware prior to the Closing;

(vi) Parent shall deliver to the Company (A) an amendment to Parent’s certificate of incorporation, as amended and/or restated, increasing the authorized number of shares of Parent Common Stock to 100,000,000 and increasing the authorized number of shares of preferred stock of Parent to 1,000,000 (the “Certificate Amendment”), duly approved and adopted by the board of directors and stockholders of Parent, and (B) a form of Certificate of Designations setting forth the rights, preferences and privileges of the Series C Preferred Stock of the Corporation to be authorized in connection with the filing of the Certificate Amendment;

(vii) Each of Clark A. Marcus, Giuseppe Crisafi and Jerry Katzman shall deliver to Parent his resignation as a director and/or officer of the Company, which shall be effective at the Effective Time; and

(viii) Parent shall deliver to the Company a letter agreement, duly executed by Robert J. Landis, pursuant to which Mr. Landis shall agree to waive, subject to the limitations set forth therein, certain rights he may have in connection with the Merger and the acquisition of the Core Purchased Shares by the Company pursuant to the Employment Agreement, dated as of February 7, 2003, by and between Parent and Mr. Landis.

Section 2.3 Effective Time. Immediately following the Closing, the Company and Parent shall execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein and the Company shall, prior to the Closing, take all steps necessary to implement the foregoing.

Section 2.6 Directors and Officers. The board of directors of Merger Sub immediately prior to the Effective Time shall be the initial board of directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the Company shall, prior to the Closing, take all steps necessary to implement the foregoing.

Section 2.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any certificates, deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such certificates, deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.8 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holders of any of the following securities:

(a) Company Common Stock.

(i) Each share of Class B common stock, par value $0.001 per share, of the Company (“Company Class B Common Stock”) (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and shall thereafter represent the right to receive (A) 0.00014194915 shares of Series B-1 Preferred Stock, par value $50.00 per share, of the Parent (the “Parent Series B-1 Preferred Stock”), and (B) 0.000225847 shares of Series B-2 Preferred Stock, par value $50.00 per share, of Parent (the “Parent Series B-2 Preferred Stock”).

(ii) Each share of Class A common stock, par value $0.001 per share, of the Company (“Company Class A Common Stock”, and together with Company Class B Common Stock, the “Company Common Stock”) (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and shall thereafter represent the right to receive one (1) share of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock,” and the Parent Common Stock, Parent Series B-1 Preferred Stock and Parent Series B-2 Preferred Stock to be issued upon conversion of the Company Common Stock pursuant to this subsection (a) shall be referred to herein collectively as the “Merger Consideration”).

(b) Capital Stock of Merger Sub. Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation.

(c) Parent Common Stock; Parent Convertible Securities.

(i) Parent Common Stock. Each share of Parent Common Stock issued and outstanding as of immediately prior to the Effective Time shall remain outstanding and continue as an outstanding share of Parent Common Stock.

(ii) Parent Options. Each Parent Option outstanding as of immediately prior to the Effective Time shall remain outstanding and continue as an option to purchase shares of Parent Common Stock.

(iii) Parent Warrants. Each Parent Warrant outstanding as of immediately prior to the Effective Time shall remain outstanding and continue to represent the right to purchase shares of Parent Common Stock.

(iv) Parent Convertible Promissory Notes. Each Parent Convertible Debt Instrument outstanding as of immediately prior to the effective time shall remain outstanding and continue as a promissory note or debenture, as applicable, convertible into shares of Parent Common Stock.

(d) Treasury Shares; Company Owned Shares. Each share of Company Common Stock held in treasury of the Company (the “Company Owned Shares”) shall automatically be cancelled, and no Merger Consideration shall be delivered in exchange therefor.

(e) Cancellation and Retirement of Shares. As of the Effective Time, all shares of Company Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and cease to exist, and each holder of a stock certificate evidencing shares of such Company Common Stock (a “Certificate”), shall thereafter cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted.

Section 2.9 Exchange Agent; Surrender and Payment.

(a) Closing Certificate. One (1) Business Day prior to the Closing Date, an executive officer of the Company shall deliver to Parent a certificate (the “Closing Certificate”) certifying on behalf of the Company the number of shares of Company Common Stock that will be issued and outstanding as of the Effective Time.

(b) Exchange Agent. Prior to the Effective Time, Parent shall designate Continental Stock Transfer (the “Exchange Agent”) to act as agent for the payment of the Merger Consideration in respect of Certificates that immediately prior to the Effective Time represented shares of Company Class A Common Stock, upon surrender of such Certificates in accordance with this Article II from time to time after the Effective Time.

(c) Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall authorize the Exchange Agent to issue an aggregate number of shares of Parent Common Stock equal to the portion of the aggregate Merger Consideration that is issuable in respect of Certificates that immediately prior to the Effective Time represented shares of Company Class A Common Stock (the “Exchange Fund”).

(d) Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time: (i) Parent shall deliver, to each holder of record identified in the Closing Certificate who immediately prior to the Effective Time represented a holder of outstanding shares of Company Class B Common Stock and whose shares of Company Class B Common Stock were converted into the right to receive shares of Parent Series B-1 Preferred Stock and Parent Series B-2 Preferred Stock, certificates representing the shares of Parent Series B-1 Preferred Stock and Parent Series B-2 Preferred Stock into which such shares of Company Class B Common Stock have been converted pursuant to Section 2.8(a)(i); and (ii) the Exchange Agent shall deliver, to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Class A Common Stock and whose shares of Company Class A Common Stock were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.8(a)(ii): (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon actual delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates and shall be in such form and have such other provisions as Parent may reasonably specify), and (2) instructions for use in surrendering Certificate(s) in exchange for such shares of Parent Common Stock and any dividends or distributions to which such holder is entitled pursuant to Section 2.9(e). Upon surrender to the Parent or the Exchange Agent, as the case may be, of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly the Merger Consideration issuable in respect of the shares represented by such Certificate or Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II. In addition to any other legend required by applicable federal or state securities Laws, each certificate representing shares of Parent will be endorsed with the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS THEY HAVE FIRST BEEN REGISTERED UNDER THE ACT AND REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT REGISTRATION UNDER THE ACT AND REGISTRATION OR QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

Additionally, certificates representing shares of Parent Series B-1 Preferred Stock or Parent Series B-2 Preferred Stock will be endorsed with the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONVERTED INTO SHARES OF SERIES C PREFERRED STOCK OR COMMON STOCK OF THE COMPANY, AS APPLICABLE,

UNLESS AND UNTIL THE COMPANY HAS FILED (A) AN AMENDMENT TO ITS RESTATED CERTIFICATE OF INCORPORATION INCREASING ITS AUTHORIZED CAPITAL, AND (B) THE CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK, WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE AND SUCH AMENDMENT AND CERTIFICATE OF DESIGNATION HAVE BECOME EFFECTIVE.”

(e) No Dividends or Distributions. No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(f) Transfer of Company Certificate. In the event of a transfer of ownership of a Certificate that is not registered in the stock transfer records of Company, the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall (i) pay to Parent any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or (ii) establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

(g) Stock Transfer Book. After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(h) Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, fractional shares of Parent Common Stock, Series B-1 Preferred Stock or Series B-2 Preferred Stock shall be issued upon the surrender of Certificates for exchange, and any dividend or distribution with respect to Parent Common Stock, Parent Series B-1 Preferred Stock, or Parent Series B-2 Preferred Stock, as applicable, shall be payable on or with respect to any fractional share, and such fractional share interests shall entitle the owner thereof to such voting and other rights as are set forth in the certificate of incorporation, as amended and/or restated, of Parent with respect to such shares.

(i) No Further Ownership Rights in Company Common Stock. Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Section 2.9. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which remain unpaid at the Effective Time.

(j) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company entitled to receive any portion of the Merger Consideration pursuant to Section 2.8 for one (1) year after the Effective Time shall be delivered to Parent upon demand. Any holders of Company Common Stock (other than Dissenting Shares) who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration. Any such portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interest of any Person previously entitled thereto.

(k) No Liability. None of the Company, Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, or any Affiliate of the foregoing, shall be liable to any Person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(l) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

Section 2.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable portion of the Merger Consideration, as the case may be, but instead shall be entitled to receive such payment from the Surviving Corporation with respect to such Dissenting Shares as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal and payment under the DGCL, each such share of Company Common Stock held by such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the applicable portion of the Merger Consideration, in accordance with Section 2.8(a) and such share shall no longer be a Dissenting Share. The Company shall give prompt notice to Parent of any written demands received by the Company for appraisals of any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the corresponding section of the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), which hereby is incorporated by reference herein and constitutes an integral part of this Agreement (it being understood that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure of such item with respect to any other section or sections of the Company Disclosure Schedule (whether or not an explicit cross reference appears) where the applicability of such item to such other section or sections is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub, as follows:

Section 3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization. The Company and each of its Subsidiaries has the requisite corporate authority to carry on their respective business as they are presently being conducted and to own, lease or operate their respective properties and assets. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of their respective properties owned or leased or the nature of their respective activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2 Subsidiaries.

(a) Section 3.2(a) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule and except for the Core Purchased Shares, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized and validly issued and is fully paid and nonassessable, and (ii) except as set forth in Section 3.2(b) of the Company Disclosure Schedule, is owned, directly or indirectly, by the Company free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company or (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligates the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Class A Common Stock, (ii) 30,000,000 shares of Company Class B Common Stock, and (iii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the date hereof: (A) 10,294,725 shares of Company Class A Common Stock were issued and outstanding, (B) 11,800,000 of Company Class B Common Stock were issued and outstanding, and (C) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable.

(b) Except as set forth in Section 3.3(a) above and in Section 3.3(b) of the Company Disclosure Schedule, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company and (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company.

(c) Except as provided in Section 3.3(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

Section 3.4 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. The Company has obtained the affirmative vote of stockholders representing a majority of the outstanding shares of Company Common Stock, voting together as a single class, adopting this Agreement and approving the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

Section 3.5 Non-Contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.5(b), to the Knowledge of the Company, violate or conflict with any Order or Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) except as set forth in Section 3.5(a)(iv) of the Company Disclosure Schedule, result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, no consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Laws, (iv) those that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other Person’s) participation in the transactions contemplated hereby, (v) notices to, or consents, approvals or waivers from, to the extent required, from regulatory entities as set forth in Section 3.5(b) of the Company Disclosure Schedule, (vi) as set forth in Section 3.5(b) of the Company Disclosure Schedule, and (vii) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.6 Financial Statements. The Company first commenced operations in November 2008. As of the date hereof, the Company has not prepared any financial statements. The Company’s Liabilities do not exceed $100,000 in the aggregate.

Section 3.7 [Intentionally Omitted.]

Section 3.8 Absence of Certain Changes or Events. Since the date of the Company’s incorporation, except as set forth in Section 3.8 of the Company Disclosure Schedule or as may be affected by actions contemplated by this Agreement, to the Knowledge of the Company, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and there has not been:

(a) any Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company;

(c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(d) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of its Subsidiaries having, individually or in the aggregate, a Company Material Adverse Effect; or

(e) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles.

Section 3.9 Material Contracts. Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently a party to or bound by (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (b) any contract or agreement providing for annual payments to or from the Company or any of its Subsidiaries of Twenty-Five Thousand Dollars ($25,000) or more and is not terminable by the Company or any of its Subsidiaries upon notice of 30 days’ notice without penalty, (c) any contract or agreement relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries in the amount of Twenty-Five Thousand Dollars ($25,000) or more, or (d) any non-competition agreement or any other agreement or obligation which purports to restrict or limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted (collectively, the “Material Contracts”). Each Material Contract is valid and binding on the Company (or such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.10 Legal Proceedings. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding Order which could reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Compliance with Laws. Except as set forth in Section 3.11 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is in compliance with all Laws and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 3.11 with respect to applicable Laws with respect to Taxes, which are covered in Section 3.12 of this Agreement.

Section 3.12 Taxes and Tax Returns.

(a) Except as set forth in Section 3.12 of the Company Disclosure Schedule and except for failures, violations, inaccuracies, omissions or proceedings which would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i) all material Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all material respects;

(ii) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Entity all Taxes shown as due and payable on such filed Tax Returns, and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP;

(iii) as of the date of this Agreement, there are no Legal Proceedings now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Tax; and

(iv) during the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(b) This Section 3.12 contains the sole and exclusive representations and warranties of the Company for all matters involving Taxes and any Liabilities for or relating to Taxes.

Section 3.13 Environmental Matters. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, and except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company:

(a) the Company and its Subsidiaries comply with all applicable material Environmental Laws, which compliance includes the possession and maintenance of all permits, licenses and other governmental authorizations required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries; and

(b) neither the Company nor any of its Subsidiaries has received written notice of, is a party to or, to the Knowledge of the Company, is the subject of any Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any outstanding Order arising out of any Environmental Law which would require unbudgeted capital or other expenditures.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and correct list of (i) all material “employee benefit plans” (as defined in Section 3(3) of ERISA) and (ii) all material bonus, stock option, stock purchase, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee of the Company, any of its Subsidiaries or any trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability (together, the “Company Employee Plans”), excluding former agreements under which neither the Company nor any Subsidiary of the Company has any remaining obligations and any of the foregoing that are required to be maintained by the Company or any of its Subsidiaries under the Laws of any foreign jurisdiction.

(b) To the Knowledge of the Company, all Company Employee Plans are in compliance with applicable Law, except where the failure to so comply would not have a Company Material Adverse Effect.

(c) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Employee Plan with respect to the administration or operation of such plans which would have a Company Material Adverse Effect.

(d) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company or any Company Employee Plan and in each case which would have a Company Material Adverse Effect.

(e) Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trust created thereunder intended to be exempt from tax under Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder.

Section 3.15 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement with respect to their respective employees with any labor organization, union, group or association. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no activities or proceedings by any labor union or representative thereof to organize any such employees. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, there are no lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have complied in all material respects with applicable Laws relating to the employment of labor (including, without limitation, wage and hour Laws and Laws prohibiting discrimination in employment) except to the extent that any failure to so comply would have a Company Material Adverse Effect.

Section 3.16 Real Property

(a) Owned Real Property. As of the date hereof, the Company does not own any real property.

(b) Leased Real Property. Section 3.16(b)(i) of the Company Disclosure Schedule sets forth a complete list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Encumbrances and other than as set forth in Section 3.16(b)(ii) of the Company Disclosure Schedule and other than as would not have a Company Material Adverse Effect. Section 3.16(b)(iii) of the Company Disclosure Schedule sets forth a list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Leases are each in full force and effect and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.17 Assets; Personal Property. Except as set forth in Section 3.17 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted and are, in the aggregate and in all material respects, in good operating condition and repair, normal wear and tear excepted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such tangible personal property and assets material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Encumbrances.

Section 3.18 Intellectual Property. The Company and its Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property necessary to conduct their respective businesses as currently conducted, except where the failure to own or possess such licenses or rights has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there is no action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries claiming that the Company or any of its Subsidiaries has infringed or misappropriated any Intellectual Property right of any other Person, except for such infringements or misappropriations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.18 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no Person has materially infringed or misappropriated any Intellectual Property rights of the Company or any of its Subsidiaries. Section 3.18 of the Company Disclosure Schedule sets forth, as of the date hereof, a list of all granted patents, pending patent applications, trademarks and applications therefor owned by the Company or any of its Subsidiaries.

Section 3.19 Insurance. As of the date hereof, the Company and it Subsidiaries are covered by valid and currently effective insurance policies as set forth in Section 3.19 of the Company Disclosure Schedule. All such insurance policies are in full force and effect, no notice of cancellation has been received, and, to the Knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.20 Related Party Transactions. To the Knowledge of the Company, no director, officer or greater than 5% stockholder of the Company is currently a party, directly or indirectly, to any contract with the Company or any of its Subsidiaries, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such stockholder, director or officer, except as disclosed in Section 3.20 of the Company Disclosure Schedule. Except as disclosed in Section 3.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is indebted to any of the Company’s stockholders (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses to directors, officers or employees who are also stockholders of the Company).

Section 3.21 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a class, is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law or otherwise) to adopt this Agreement.

Section 3.22 Brokers. There is no investment banker, broker, finder or similar agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Section 3.23 [Intentionally Omitted.]

Section 3.24 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article III, the Company makes no other representations or warranties, express or implied, and the Company hereby disclaims any such other representations or warranties, whether by the Company, any Subsidiary of the Company, or any of their respective officers, directors, employees, agents or representatives or any other Person with respect to this Agreement and the transactions contemplated hereby, notwithstanding the delivery or disclosure to Parent, Merger Sub, or any of their respective directors, officers, employees, agents or representatives, or any other Person, of any documentation or other information by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees, agents or representatives, or any other Person, with respect to any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on (a) the disclosure schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) which hereby is incorporated by reference and constitutes an integral part of this Agreement (it being understood that disclosure of any item in any section of the Parent Disclosure

Schedule shall be deemed disclosure of such item with respect to any other section or sections of the Parent Disclosure Schedule (whether or not an explicit cross reference appears) where the applicability of such item to such other section or sections is reasonably apparent on its face), or (b) the SEC Reports filed by Parent with, or furnished by Parent to, the SEC through the date of this Agreement and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system, Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization. Parent and each of its Subsidiaries has the requisite corporate authority to carry on their respective business as they are presently being conducted and to own, lease or operate their respective properties and assets. Parent and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of their respective properties owned or leased or the nature of their respective activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.2 Subsidiaries.

(a) Section 4.2(a) of the Parent Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of Parent. Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of Parent (i) has been duly authorized and validly issued and is fully paid and nonassessable, and (ii) except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, is owned, directly or indirectly, by Parent free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by Parent of such Subsidiary’s business as presently conducted.

(c) Except as set forth in Section 4.2(c) of the Parent Disclosure Schedule, there are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent or (ii) options, warrants, rights or other commitments or agreements to acquire from Parent or any of its Subsidiaries, or that obligates Parent or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent.

Section 4.3 Authorization. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

Section 4.4 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 30,000,000 shares of Parent Common Stock, (ii) 14,400 shares of Parent Series A Preferred Stock, (iii) 1,675 shares of Parent Series B-1 Preferred Stock, and (iv) 2,665 shares of Parent Series B-2 Preferred Stock. As of the date hereof and as of immediately prior to the Effective Time: (i) 8,327,766 shares of Parent Common Stock are issued and outstanding, (ii) 14,400 shares of Parent Series A Preferred Stock are issued and outstanding, (iii) no shares of Parent Series B-1 Preferred Stock are issued or outstanding and (iv) no shares of Parent Series B-2 Preferred Stock are issued or outstanding. All outstanding shares of Parent Common Stock and Parent Series A Preferred Stock are validly issued, fully paid and nonassessable.

(b) As of the date hereof and as of immediately prior to the Effective Time, there were 892,500 Parent Options outstanding, 306,000 Parent Warrants outstanding and outstanding Parent Convertible Debt Instrument which were convertible into an aggregate amount of 815,873 shares of Parent Common Stock.

(c) Except as set forth in this Section 4.4 and in Section 4.4(c) of the Parent Disclosure Schedule, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent and (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligate Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent. Except as set forth in Section 4.4(c) of the Parent Disclosure Schedule, there are no outstanding agreements of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, Parent.

(d) Except as provided in Section 4.4(d) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any securities of Parent.

Section 4.5 Non-Contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of Parent or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 4.5(a)(ii) of the Parent Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Parent Material Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.5(b), to the Knowledge of Parent, violate or conflict with any Order or Law applicable to Parent or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) except as set forth in Section 4.5(a)(iv) of the Parent Disclosure Schedule, result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) To the Knowledge of Parent, no Consent with respect to any Governmental Entity is required on the part of Parent or any of its Subsidiaries in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable Laws of states in which Parent and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Laws, (iv) those that may be required solely by reason of the Company’s (as opposed to any other Person’s) participation in the transactions contemplated hereby, (v) notices to, or consents, approvals or waivers from, to the extent required, regulatory entities as set forth in Section 4.5(b) of the Parent Disclosure Schedule, (vi) as set forth in Section 4.5(b) of the Parent Disclosure Schedule, and (vii) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.6 SEC Reports. Parent has filed all required forms, reports and documents with the SEC relating to the fiscal year ended December 31, 2007 and the first three quarters of the fiscal year ended December 31, 2008

(collectively, “SEC Reports”). As of its filing date, each SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.7 Financial Statements. The audited consolidated financial statements of Parent and its Subsidiaries included in the SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as maybe indicated in the notes thereto) and (except as amended or superseded by a filing prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

Section 4.8 No Undisclosed Liabilities. Except as set forth in Section 4.8 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any material Liabilities other than (a) Liabilities reflected or otherwise reserved against in the financial statements contained in the SEC Reports or as otherwise disclosed in the SEC Reports, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, (d) Liabilities arising subsequent to the date of the unaudited consolidated balance sheet of Parent as of September 30, 2008 (the “Parent Balance Sheet”) in the ordinary course of business consistent with past practice, (e) Liabilities not required to be reflected on, or disclosed in the footnotes to, Parent’s consolidated financial statements under GAAP, (f) executory obligations under any contract to which Parent is a party or is bound and (g) and other Liabilities, the existence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.9 Absence of Certain Changes. Since the date of the Parent Balance Sheet, except as set forth in Section 4.9 of the Parent Disclosure Schedule, as disclosed in the SEC Reports or as may be affected by actions contemplated by this Agreement, to the Knowledge of Parent, the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and there has not been:

(a) any Parent Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent;

(c) any amendment of any material term of any outstanding security of Parent or any of its Subsidiaries;

(d) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any of the assets of Parent or any of its Subsidiaries having, individually or in the aggregate, a Parent Material Adverse Effect; or

(e) any change in any method of accounting or accounting principles or practice by Parent or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles.

Section 4.10 Material Contracts. Except as set forth in Section 4.10 of the Parent Disclosure Schedule or as disclosed in the SEC Reports, neither Parent nor any of its Subsidiaries is currently a party to or bound by (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (b) any contract or agreement providing for annual payments to or from Parent or any of its Subsidiaries of One Million Dollars ($1,000,000) or more and is not terminable by Parent or any of its Subsidiaries upon notice of 30 days’ notice without penalty, (c) any contract or agreement relating to or evidencing indebtedness for borrowed money of Parent or any of its Subsidiaries in the amount of One Million Dollars ($1,000,000) or more, or (c) any non-competition agreement or any other agreement or obligation which purports to restrict or limit in any material respect the manner in which, or the localities in which, the business of Parent or any of its Subsidiaries may be conducted (collectively, the “Parent Material Contracts”). Each Parent Material Contract is valid and binding on Parent (or such Subsidiary of Parent party thereto) and is in full force and effect, and neither Parent nor any of its Subsidiaries party thereto, nor, to the Knowledge of Parent, any other party thereto, is in breach of, or default under, any such Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.11 Compliance with Laws. Except as set forth in Section 4.11 of the Parent Disclosure Schedule or as disclosed in the SEC Reports, Parent and each of its Subsidiaries is in compliance with all Laws and Orders applicable to Parent and its Subsidiaries or to the conduct of the business or operations of Parent and its Subsidiaries, except for such violations or noncompliance that would not have, individually or in the aggregate, a Parent Material Adverse Effect. No representation or warranty is made in this Section 4.11 with respect to (a) the Securities Act or the Exchange Act, which are covered in Section 4.6 of this Agreement, or (b) applicable Laws with respect to Taxes, which are covered in Section 4.13 of this Agreement.

Section 4.12 Litigation. Except as set forth in Section 4.12 of the Parent Disclosure Schedule or as disclosed in the SEC Reports, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened, against Parent, any of its Subsidiaries or any of the respective properties of Parent or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in Section 4.12 of the Parent Disclosure Schedule or as disclosed in the SEC Reports, neither Parent nor any of its Subsidiaries is subject to any outstanding Order which could reasonably be expected to have a Parent Material Adverse Effect.

Section 4.13 Taxes and Tax Returns.

(a) Except as set forth in Section 4.13 of the Parent Disclosure Schedule and except for failures, violations, inaccuracies, omissions or proceedings which would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(i) all material Tax Returns required by applicable Law to be filed by or on behalf of Parent or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all material respects;

(ii) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Entity all Taxes due and payable, and have adequately reserved in the most recent financial statement in accordance with GAAP for all Taxes that had accrued but were not yet due or payable as of the date thereof; and

(iii) as of the date of this Agreement, there are no Legal Proceedings now pending or threatened in writing against or with respect to Parent or any of its Subsidiaries with respect to any Tax.

(b) This Section 4.13 contains the sole and exclusive representations and warranties of Parent for all matters involving Taxes and any Liabilities for or relating to Taxes.

Section 4.14 Employee Benefit Plans.

(a) The SEC Reports disclose (i) all material “employee benefit plans” (as defined in Section 3(3) of ERISA) and (ii) all material bonus, stock option, stock purchase, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee of Parent, any of its Subsidiaries or any trade or business (whether or not incorporated) which would be treated as a single employer with Parent or any of its Subsidiaries under Section 414 of the Code, or with respect to which Parent or any of its Subsidiaries has any material Liability (together, the

“Parent Employee Plans”), excluding former agreements under which neither Parent nor any of its Subsidiaries has any remaining obligations and any of the foregoing that are required to be maintained by Parent or any of its Subsidiaries under the Laws of any foreign jurisdiction.

(b) To the Knowledge of Parent, all Parent Employee Plans are in compliance with applicable Law, except where the failure to so comply would not have a Parent Material Adverse Effect.

(c) There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against any Parent Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Parent Employee Plan with respect to the administration or operation of such plans which would have a Parent Material Adverse Effect.

(d) None of Parent, any of its Subsidiaries, or, to the Knowledge of Parent, any of their respective directors, officers, employees or agents has, with respect to any Parent Employee Plan, engaged in or been a party to any “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to Parent or any Parent Employee Plan and in each case which would have a Parent Material Adverse Effect.

(e) Each Parent Employee Plan intended to qualify under Section 401(a) of the Code, and the trust created thereunder intended to be exempt from tax under Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder.

Section 4.15 Labor Matters.

(a) Neither Parent nor any of its Subsidiaries is a party to any labor or collective bargaining agreement with respect to their respective employees with any labor organization, union, group or association. Except as set forth in Section 4.15 of Parent Disclosure Schedule, to the Knowledge of Parent, there are no activities or proceedings by any labor union or representative thereof to organize any such employees. Except as set forth in Section 4.15 of the Parent Disclosure Schedule, there are no lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Parent, threats thereof by or with respect to any employees of Parent or any of its Subsidiaries which would have a Parent Material Adverse Effect.

(b) Except as set forth in Section 4.15 of the Parent Disclosure Schedule, Parent and its Subsidiaries have complied in all material respects with applicable Laws relating to the employment of labor (including, without limitation, wage and hour Laws and Laws prohibiting discrimination in employment) except to the extent that any failure to so comply would have a Parent Material Adverse Effect.

Section 4.16 Real Property.

(a) Owned Real Property. As of the date hereof, Parent does not own any real property.

(b) Leased Real Property. Section 4.16(b)(i) of the Parent Disclosure Schedule sets forth a complete list of all of the existing material leases, subleases or other agreements (collectively, the “Parent Leases”) under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Parent Leased Real Property”). Parent and/or its Subsidiaries have and own valid leasehold estates in the Parent Leased Real Property, free and clear of all Liens other than Permitted Encumbrances and other than as set forth in Section 4.16(b)(ii) of the Parent Disclosure Schedule and other than as would not have a Parent Material Adverse Effect. Section 4.16(b)(iii) of the Parent Disclosure Schedule sets forth a list of all of the existing Parent Leases granting to any Person, other than Parent or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Parent Leased Real Property. The Parent Leases are each in full force and effect and to the Knowledge of Parent, neither Parent nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Parent Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Parent or any of its Subsidiaries, to the Knowledge of Parent, any other party thereto, except for such breaches and defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.17 Assets; Personal Property. Except as set forth in Section 4.17 of the Parent Disclosure Schedule or as would not have a Parent Material Adverse Effect, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by Parent or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted and are, in the aggregate and in all material respects, in good operating condition and repair, normal wear and tear excepted, and Parent and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such tangible personal property and assets material to Parent and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Encumbrances.

Section 4.18 Intellectual Property. Parent and its Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property necessary to conduct their respective businesses as currently conducted, except where the failure to own or possess such licenses or rights has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 4.18 of the Parent Disclosure Schedule, there is no action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries claiming that Parent or any of its Subsidiaries has infringed or misappropriated any Intellectual Property right of any other Person, except for such infringements or misappropriations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as set forth in Section 4.18 of the Parent Disclosure Schedule or as would not have a Parent Material Adverse Effect, to the Knowledge of Parent, no Person has materially infringed or misappropriated any Intellectual Property rights of Parent or any of its Subsidiaries. Section 4.18 of the Parent Disclosure Schedule sets forth, as of the date hereof, a list of all granted patents, pending patent applications, trademarks and applications therefor owned by Parent or any of its Subsidiaries.

Section 4.19 Insurance. Parent and its Subsidiaries have all material policies of insurance covering Parent, its Subsidiaries or any of their employees, properties or assets, including, without limitation, policies of life, property, fire, workers’ compensation, products liability, and other casualty and liability insurance, that are customary in amount and scope for other companies in the industry in which Parent and its Subsidiaries operate. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.20 Related Party Transactions. To the Knowledge of Parent, no director, officer or greater than 5% stockholder of Parent is currently a party, directly or indirectly, to any contract with Parent or any of its Subsidiaries, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such stockholder, director or officer, except (a) as disclosed in the SEC Reports, and (b) transactions which would not be required to be disclosed pursuant to Rule 404(a) of Regulation S-K under the Securities Act.

Section 4.21 Brokers. Except for Ladenburg Thalmann & Co. Inc., there is no investment banker, broker, finder or similar agent that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Section 4.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock and Parent Series A Preferred Stock, voting together as a class, and the affirmative vote of the holders of a majority of the outstanding shares of Parent Series A Preferred Stock, voting as a single class, are the only votes of the holders of any class or series of the Parent’s capital stock necessary (under applicable Law or otherwise) to adopt the Certificate Amendment.

Section 4.23 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, neither Parent nor Merger Sub makes any other representations or warranties, express or implied, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties, whether by Parent, any Subsidiary of Parent, or any of their respective officers, directors, employees, agents or representatives or any other Person with respect to this Agreement and the transactions contemplated hereby, notwithstanding the delivery or disclosure to the Company or any of its directors, officers, employees, agents or representatives, or any other Person, of any documentation or other information by Parent, any Subsidiary of Parent or any of their respective officers, directors, employees, agents or representatives, or any other Person, with respect to any of the foregoing.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival. This Article V and Section 2.7 hereof shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement or any other instrument delivered pursuant to this Agreement, shall not survive the consummation of the Merger.

Section 5.2 Amendment or Supplement. This Agreement may be amended or supplemented by written agreement executed and delivered by duly authorized officers of the Company and Parent with respect to any of the terms contained in this Agreement, except that any amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of Parent, the Company or Merger Sub, as applicable, shall be made only after obtaining such further approval and then only in accordance with this Section 5.2.

Section 5.3 Expenses. Except as provided elsewhere expressly in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 5.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

Section 5.5 Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Section 5.6 Submission to Jurisdiction. Each of the parties hereto unconditionally and irrevocably (a) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court within the State of Delaware or, in the event under federal law exclusive jurisdiction is vested in the federal courts, any federal court sitting in the State of Delaware (“Delaware Court”), if required by federal law, in the event of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, or the breach, termination or validity thereof, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such Delaware Court and irrevocably waives any objections which it may have now or in the future to the jurisdiction of any Delaware Court, including without limitation, objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Delaware Court, except for an action to enforce an order or judgment of a Delaware Court.

Section 5.7 Specific Performance. The Company agrees that notwithstanding any breach by Parent or Merger Sub of this Agreement, neither the Company nor any of its Affiliates shall be entitled to specific performance of any covenants, agreements or other provisions hereof or any other injunctive or other equitable relief hereunder.

Section 5.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 5.9 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Comprehensive Care Corporation

3405 West Dr. Martin Luther King Boulevard

Suite 101

Tampa, Florida 33607

Facsimile: (813) 288-6939

Attention: John Hill

To the Company:

Core Corporate Consulting Group, Inc.

8401 Colesville Road

Suite 640

Silver Spring, Maryland 20910

Facsimile: (310) 823-2403

Attention: Clark Marcus

or to such other Person or address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) as of the date sent by confirmed facsimile or personally delivered, (b) as of the fifth day after the date on which sent, if sent by certified or registered mail, or (c) as of the day after the date on which sent, if sent by reliable overnight delivery service. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 5.10 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to this Section 5.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 5.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction and a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 5.12 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.

Notwithstanding anything contained in this Agreement to the contrary, except for the right of the Company’s stockholders (other than holders of Dissenting Shares) to receive Merger Consideration following the Effective Time pursuant to Section 2.8(a) (provided that the Company’s stockholders shall not have the right to enforce their right to receive Merger Consideration against Parent or any of its Affiliates while the aggregate Merger Consideration to which the Company’s stockholders are entitled pursuant to Article II remains deposited with the Exchange Agent and the Exchange Agent has not received any instruction from Parent or any of its Affiliates to withhold delivery thereof), nothing contained in this Agreement is intended to, and nothing herein shall, confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 5.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 5.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 5.15 Waiver. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 5.16 Obligations of Parent and the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CORE CORPORATE CONSULTING GROUP, INC.

By:	/s/ CLARK A. MARCUS
Name:	Clark A. Marcus
Its:	President

COMPREHENSIVE CARE CORPORATION

By:	/s/ JOHN HILL
Name:	John Hill
Its:	President and Chief Executive Officer

COMPCARE ACQUISITION, INC.

By:	/s/ JOHN HILL
Name:	John Hill
Its:	President